Jacob Funds Inc.

Articles of Amendment
to
Articles of Incorporation

Jacob Funds Inc., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940 (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Articles of Incorporation of the Corporation (the “Articles”) are hereby amended to change the name of the following series of common stock of the Corporation as set forth below:

Current Series	New Series
Jacob Micro Cap Growth Fund	Jacob Discovery Fund
SECOND: These Articles of Amendment shall be effective on March 11, 2021.

THIRD: The foregoing amendment to the Articles was approved by a majority of the entire Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law.

FOURTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chairman, President and Chief Executive Officer and attested to by its Secretary on this 8th day of March, 2021.

ATTEST:
Jacob Funds Inc.

By: /s/ Francis J. Alexander By: /s/ Ryan I. Jacob
Francis J. Alexander, Secretary Ryan I. Jacob, Chairman, President and
Chief Executive Officer